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                                                                     EXHIBIT 3.1
Microfilm Number                               Filed with the
                                               Department of State on___________


Entity Number_____________                     _________________________________
                                               SECRETARY OF THE COMMONWEALTH



               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 90)


                  In compliance with the requirements of 15 Pa.C.S. Section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.  The NAME of the corporation is:     RMH Teleservices, Inc.

2. The (a) ADDRESS of this corporation's current registered office in this Commonwealth or (b) NAME of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

    (a)     40 Morris Avenue         Bryn Mawr       PA        19010    Delaware
        ------------------------------------------------------------------------
             Number and Street        City          State       Zip      County

    (b) c/o :
             -------------------------------------------------------------------
              Name of Commercial Registered Office Provider               County

    For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The STATUTE by or under which it was incorporated is: Business Corporate Law of Commonwealth of PA, approved 5/5/1933, P.L. 364, as amended.

4. The DATE of its incorporation is: June 6, 1983

5. (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

      X
    ---- The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

    ---- The amendment shall be effective:

6.  (CHECK ONE OF THE FOLLOWING):

     X
   ----- The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S.Section1914(a) and (b).


   ----- The amendment was adopted by the board of directors pursuant to 15
         Pa.C.S. Section 1914(c).



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7.  (CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING):

    ---- The amendment adopted by the corporation, set forth in full, is as follows:

      X
    ---- The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8.  (CHECK IF THE AMENDMENT RESTATES THE ARTICLES):

    ---- The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


                  IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this_____________ day of_____________, 1996.




                         RMH TELESERVICES, INC.




                         BY:____________________________________________________
                                  Raymond J. Hansell, Chief Executive Officer



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                             RMH TELESERVICES, INC.

                                   EXHIBIT A
                                       to
                             Articles of Amendment


        As of the date of filing of these Articles of Amendment, the Corporation had the authority to issue a total of Thirty Million (30,000,000) shares of capital stock which is divided into Twenty Million (20,000,000) shares of Common Stock, no par value per share (the "Pre-Offering Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (the "Pre-Offering Preferred Stock"). The Pre-Offering Common Stock is divided into two classes, consisting of Ten Million (10,000,000) shares of Class A Voting Common Stock (the "Class A Common Stock") and Ten Million (10,000,000) shares of Class B Non-Voting Common Stock (the "Class B Common Stock"). The Pre-Offering Preferred Stock is divided into Series A Preferred Stock (the "Series A Preferred Stock"), Series B Preferred Stock (the "Series B Preferred Stock"), and may be divided into one or more additional series with such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as the Board of Directors may determine. The Corporation is authorized to issue One Million (1,000,000) shares of Series A Preferred Stock and Six Million Five Hundred Thousand (6,500,000) shares of Series B Preferred Stock.

        As of the date of filing of these Articles of Amendment, Three Million Two Hundred Twenty Thousand Four Hundred Twenty Seven (3,220,427) shares of Class A Common Stock are issued and outstanding, One Million Two Hundred Seventy Nine Thousand Five Hundred Seventy Three (1,279,573) shares of Class B Common Stock are issued and outstanding, and Six Million Five Hundred Thousand (6,500,000) shares of Series B Preferred Stock are issued and outstanding.

        The Corporation filed a Registration Statement on Form S-1, File No. 333-07501, under the Securities Act of 1933, as amended (the "Registration Statement"), on or about July 3, 1996 in order to engage in an initial public offering (the "IPO") of Common Stock (as defined below). Contemporaneously with the receipt by the Corporation of proceeds of the IPO (the "IPO Closing"), the Articles of Incorporation of the Corporation shall be hereby amended to restate in their entirety the provisions as to "Number and Class of Shares" as set forth below in Paragraph 1, and to add Paragraphs 2-5 all as follows:

        "1.     The Corporation shall have the authority to issue a total of
Twenty-Five Million (25,000,000) shares of capital stock which shall be divided into Twenty Million (20,000,000) shares of Common Stock, no par value per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred

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Stock"). Section 1521(d) of the Pennsylvania Business Corporation Law of 1988,
as amended, shall not apply to the shares of capital stock of the Corporation.

        The designations, preferences, qualification, privileges, limitations, restrictions and the special or relative rights of the Common Stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences, qualifications, privileges, limitations, restrictions and the special or relative rights with respect to each share of Preferred Stock, are as follows:

                A.      Common Stock.

                        I. Dividends, etc. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive, out of such assets or funds of the Corporation legally available therefor, such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time.

                        II. Voting. At any meeting, and with respect to any action by consent in writing of the shareholders, every holder of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation.

                        III. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of any such amounts to the holders of any Preferred Stock entitled thereto, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock.

                B.      Preferred Stock.

                        The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions appertaining thereto, including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any

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series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

                Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate, setting forth a copy of the resolutions of the Board of Directors fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be filed in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

        2. The shareholders shall not have the right to cumulate their votes for the election of directors.

        3. Neither the entire Board of Directors, nor any class of the Board, nor any individual director may be removed from office by the shareholders without assigning any cause.

        4. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorized the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Any action taken by partial written consent as authorized above shall, unless the action provides otherwise, become effective immediately upon its authorization. Prompt notice of the action taken shall be given to those shareholders entitled to vote thereon who have not consented thereto.

        5. Subchapters E, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation."

        Also contemporaneously with the IPO Closing, the following conversions, exchanges and redemptions shall take place: (i) the Three Million Two Hundred Twenty Thousand Four Hundred Twenty Seven (3,220,427) shares of Class A Common Stock shall be deemed to be Three Million Two Hundred Twenty Thousand Four Hundred Twenty Seven (3,220,427) shares of Common Stock; (ii) the One Million Two Hundred Seventy Nine

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Thousand Five Hundred Seventy Three (1,279,573) shares of Class B Common Stock will be converted into One Million Two Hundred Seventy Nine Thousand Five Hundred Seventy Three (1,279,573) shares of Common Stock; (iii) the One Million (1,000,000) shares of Series A Preferred Stock (together with a Subordinated Promissory Note made by the Corporation, dated May 24, 1996) will be exchanged for such number of shares of Common Stock as equals Five Million Dollars ($5,000,000) divided by the initial public offering price per share of Common Stock sold in the IPO (before deduction of underwriters' discounts and other offering expenses as set forth in the box captioned "price to the public" on the front cover of the final prospectus filed as part of the Registration Statement); and (iv) the Six Million Five Hundred Thousand (6,500,000) shares of Series B Preferred Stock shall be redeemed by the Corporation and in such redemption the holders thereof shall receive One Dollar ($1) for each share of Series B Preferred Stock so redeemed plus the amount of any accrued but unpaid dividends to such shares through the IPO Closing.




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